Exhibit 99.1

Investor and Media Relations:	Alexandra Lynn Selene Oh
+1 (617) 747-3300 ir@amg.com pr@amg.com

AMG Reports Financial and Operating Results

for the Fourth Quarter and Full Year 2017

Company Reports EPS of $5.50, Economic EPS of $4.68 for Fourth Quarter;

EPS of $12.03, Economic EPS of $14.60 for Full Year 2017

WEST PALM BEACH, FL, January 29, 2018 – Affiliated Managers Group, Inc. (NYSE: AMG) today reported its financial and operating results for the fourth quarter and full year 2017.

For the fourth quarter of 2017, diluted earnings per share were $5.50 compared to $2.67 for the same period of 2016, and Economic earnings per share (“Economic EPS”) were $4.68 (which excludes the impact of recent changes in U.S. tax law), compared to $3.80 for the same period of 2016. For the fourth quarter of 2017, Net income was $315.4 million, compared to $150.2 million for the same period of 2016. For the fourth quarter of 2017, Economic net income was $261.3 million, compared to $211.2 million for the same period of 2016. For the fourth quarter of 2017, Adjusted EBITDA was $361.3 million, compared to $289.7 million for the same period of 2016. For the fourth quarter of 2017, Aggregate fees (previously referred to as Aggregate revenue; consists of the total asset- and performance-based fees of all Affiliates, as further set forth in Note B) were $1.7 billion, compared to $1.3 billion for the same period of 2016. (Economic EPS, Economic net income, and Adjusted EBITDA are defined in the attached tables, along with reconciliations to the most directly comparable GAAP measure.)

For the year ended December 31, 2017, diluted earnings per share were $12.03, compared to $8.57 for 2016, and Economic earnings per share were $14.60, compared to $12.84 for 2016. For the year ended December 31, 2017, Net income was $689.5 million, compared to $472.8 million for 2016. For the year ended December 31, 2017, Economic net income was $824.4 million, compared to $703.6 million for 2016. For the year ended December 31, 2017, Adjusted EBITDA was $1.1 billion, compared to $945.5 million for 2016. For the year ended December 31, 2017, Aggregate fees were $5.5 billion, compared to $4.3 billion for 2016.

Net client cash flows for the fourth quarter of 2017 were $1.0 billion, and for the full year were $4.7 billion. AMG’s aggregate assets under management were approximately $836 billion at December 31, 2017.

Today, AMG announced a first quarter cash dividend of $0.30 per common share, representing an increase of 50% over the prior level, payable February 23, 2018 to stockholders of record as of the close of business on February 8, 2018. In addition, AMG’s Board of Directors increased the Company’s share repurchase authorization to a total of five million shares. During the fourth quarter of 2017, the Company repurchased approximately 718,000 shares, and for the full year ended December 31, 2017, approximately 2.4 million shares.

“AMG generated excellent results for the fourth quarter and the full year 2017, including record Economic earnings per share of $4.68 for the quarter and $14.60 for the year,” stated Sean M. Healey, Chairman and Chief Executive Officer of AMG. “In addition to growth in our Economic earnings per share of 23% and 14% over the respective periods of 2016, our assets under management increased 21% year-over-year to a record $836 billion, driven by the long-term investment outperformance of our alpha-generating Affiliates and the strong execution of our growth strategy, including organic growth from net client cash flows and the ongoing success of our strategic initiatives to support and enhance our Affiliates’ new business momentum. Given the strength of our competitive position along with the increased scale and earnings power of our business, we have outstanding prospects for continued earnings growth going forward.”

“We are pleased with the organic growth we generated in 2017, particularly given our substantial exposure to uncorrelated alternative strategies, which are optimally positioned for periods of market volatility,” Mr. Healey continued. “Across our diverse active equity and alternative product set, our Affiliates generated positive net client cash flows during both the quarter and the year, notwithstanding continued industry-wide net outflows in actively-managed product areas. Looking ahead, as one of the leading providers of alpha-generating strategies globally, AMG is well-positioned to meet increasing client demand for differentiated return streams.”

Mr. Healey concluded, “We are confident in our ability to continue to generate strong long-term earnings growth through accretive investments in outstanding new Affiliates, while also consistently returning capital to shareholders through dividends and share repurchases. Reflecting this confidence in our forward prospects, our Board of Directors approved a 50% increase in our dividend along with an additional stock repurchase authorization. Given our significant and growing scale, along with the ongoing organic growth of our business and our disciplined commitment to capital allocation, we are well-positioned to create long-term shareholder value.”

About AMG

AMG is a global asset management company with equity investments in leading boutique investment management firms. AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. AMG’s strategy is to generate shareholder value through the growth of existing Affiliates, as well as through investments in new Affiliates and additional investments in existing Affiliates. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. As of December 31, 2017, AMG’s aggregate assets under management were approximately $836 billion in more than 550 investment products across a broad range of active, return-oriented strategies. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “preliminary,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “projects,” “intends,” “plans,” “estimates,” “pending investments,” “anticipates” or the negative version of these words or other comparable words. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, the investment performance and growth rates of our Affiliates and their ability to effectively market their investment strategies, the mix of Affiliate contributions to our earnings, new or revised laws and regulations (including tax legislation) or interpretations and guidance relating thereto, and other risks, uncertainties and assumptions, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. We have presented certain non-GAAP and operating performance measures in this press release, which are provided in addition to, but not as substitutes for, GAAP measures of performance. Additional information is provided in the attached tables.

From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.

Financial Tables Follow

A teleconference will be held with AMG’s management at 8:30 a.m. Eastern time today. Parties interested in listening to the teleconference should dial 1-877-407-8291 (U.S. calls) or 1-201-689-8345 (non-U.S. calls) starting at 8:15 a.m. Eastern time. Those wishing to listen to the teleconference should dial the appropriate number at least ten minutes before the call begins.

The teleconference will also be available for replay beginning approximately one hour after the conclusion of the call. To hear a replay of the call, please dial 1-877-660-6853 (U.S. calls) or 1-201-612-7415 (non-U.S. calls) and provide conference ID 13675825. The live call and replay of the session, and additional financial information referenced during the teleconference, can also be accessed via AMG’s website at http://www.amg.com/InvestorRelations/.

AMG

Performance Measures

(in millions, except as noted and per share data)

	Three Months Ended 12/31/16	Three Months Ended 12/31/17

Operating Performance Measures

Assets under management (at period end, in billions) (A)	$688.7	$836.3

Average assets under management (in billions) (A)	$686.0	$819.8

Aggregate fees (B)	$1,301.6	$1,685.1

Financial Performance Measures

Net income (controlling interest)	$150.2	$315.4

Average shares outstanding (diluted)	57.8	58.0

Earnings per share (diluted)	$2.67	$5.50

Supplemental Performance Measures

Adjusted EBITDA (controlling interest) (C)	$289.7	$361.3

Economic net income (controlling interest) (D)	$211.2	$261.3

Average shares outstanding (adjusted diluted) (E)	55.6	55.8

Economic earnings per share (E)	$3.80	$4.68

	Year Ended 12/31/16	Year Ended 12/31/17

Operating Performance Measures

Assets under management (at period end, in billions) (A)	$688.7	$836.3

Average assets under management (in billions) (A)	$655.6	$779.2

Aggregate fees (B)	$4,296.3	$5,545.8

Financial Performance Measures

Net income (controlling interest)	$472.8	$689.5

Average shares outstanding (diluted)	57.0	58.6

Earnings per share (diluted)	$8.57	$12.03

Supplemental Performance Measures

Adjusted EBITDA (controlling interest) (C)	$945.5	$1,116.2

Economic net income (controlling interest) (D)	$703.6	$824.4

Average shares outstanding (adjusted diluted) (E)	54.8	56.4

Economic earnings per share (E)	$12.84	$14.60

AMG

Reconciliations of Earnings Per Share Calculation

(in millions, except per share data)

	Three Months Ended 12/31/16	Three Months Ended 12/31/17

Net income (controlling interest)	$150.2	$315.4
Convertible securities interest expense, net	3.9	3.9

Net income (controlling interest), as adjusted	$154.1	$319.3

Average shares outstanding (diluted)	57.8	58.0

Earnings per share (diluted)	$2.67	$5.50

	Year Ended 12/31/16	Year Ended 12/31/17

Net income (controlling interest)	$472.8	$689.5
Convertible securities interest expense, net	15.5	15.5

Net income (controlling interest), as adjusted	$488.3	$705.0

Average shares outstanding (diluted)	57.0	58.6

Earnings per share (diluted)	$8.57	$12.03

Reconciliations of Average Shares Outstanding (in millions)
	Three Months Ended 12/31/16	Three Months Ended 12/31/17

Average shares outstanding (diluted)	57.8	58.0
Assumed issuance of junior convertible securities shares	(2.2)	(2.2)

Average shares outstanding (adjusted diluted) (E)	55.6	55.8

	Year Ended 12/31/16	Year Ended 12/31/17

Average shares outstanding (diluted)	57.0	58.6
Assumed issuance of junior convertible securities shares	(2.2)	(2.2)

Average shares outstanding (adjusted diluted) (E)	54.8	56.4

AMG

Assets Under Management by Strategy

(in billions)

Statement of Changes — Quarter to Date

	Alternatives	Global Equities	U.S. Equities	Multi-asset & Other	Total

Assets under management, September 30, 2017	$313.4	$279.3	$111.8	$99.2	$803.7
Client cash inflows and commitments	16.1	10.4	7.7	4.9	39.1
Client cash outflows and realizations	(15.0)	(10.2)	(9.3)	(3.6)	(38.1)

Net client cash flows	1.1	0.2	(1.6)	1.3	1.0

Market changes	9.2	13.2	5.9	2.2	30.5
Foreign exchange	0.5	0.7	—	0.1	1.3
Other (F)	(0.2)	—	—	—	(0.2)

Assets under management, December 31, 2017	$324.0	$293.4	$116.1	$102.8	$836.3

Statement of Changes — Year to Date

	Alternatives	Global Equities	U.S. Equities	Multi-asset & Other	Total

Assets under management, December 31, 2016	$252.4	$233.9	$110.1	$92.3	$688.7
Client cash inflows and commitments	63.4	35.5	18.3	17.8	135.0
Client cash outflows and realizations	(43.0)	(40.8)	(30.9)	(15.6)	(130.3)

Net client cash flows	20.4	(5.3)	(12.6)	2.2	4.7

New investments	30.6	1.5	—	3.3	35.4
Market changes	17.6	57.1	18.4	7.1	100.2
Foreign exchange	4.5	6.7	0.3	1.5	13.0
Other (F)	(1.5)	(0.5)	(0.1)	(3.6)	(5.7)

Assets under management, December 31, 2017	$324.0	$293.4	$116.1	$102.8	$836.3

AMG

Assets Under Management by Client Type

(in billions)

Statement of Changes — Quarter to Date

	Institutional	Retail	High Net Worth	Total

Assets under management, September 30, 2017	$470.9	$221.7	$111.1	$803.7
Client cash inflows and commitments	18.4	16.1	4.6	39.1
Client cash outflows and realizations	(20.0)	(14.2)	(3.9)	(38.1)

Net client cash flows	(1.6)	1.9	0.7	1.0

Market changes	18.8	8.4	3.3	30.5
Foreign exchange	0.6	0.8	(0.1)	1.3
Other (F)	(0.1)	(0.1)	—	(0.2)

Assets under management, December 31, 2017	$488.6	$232.7	$115.0	$836.3

Statement of Changes — Year to Date

	Institutional	Retail	High Net Worth	Total

Assets under management, December 31, 2016	$401.2	$188.3	$99.2	$688.7
Client cash inflows and commitments	62.6	55.4	17.0	135.0
Client cash outflows and realizations	(70.6)	(45.6)	(14.1)	(130.3)

Net client cash flows	(8.0)	9.8	2.9	4.7

New investments	31.0	1.2	3.2	35.4
Market changes	58.5	29.0	12.7	100.2
Foreign exchange	7.6	4.7	0.7	13.0
Other (F)	(1.7)	(0.3)	(3.7)	(5.7)

Assets under management, December 31, 2017	$488.6	$232.7	$115.0	$836.3

AMG

Reconciliations of Supplemental Performance Measures

(in millions, except per share data)

	Three Months	Three Months
	Ended	Ended
	12/31/16	12/31/17

Net income (controlling interest)	$150.2	$315.4
Intangible amortization and impairments (G)	36.9	143.9
Intangible-related deferred taxes (G)	21.4	(12.9)
Other economic items (H)	2.7	9.0
Changes in U.S. tax law (I)	—	(194.1)

Economic net income (controlling interest) (D)	$211.2	$261.3

Average shares outstanding (adjusted diluted) (E)	55.6	55.8

Economic earnings per share (E)	$3.80	$4.68

Net income (controlling interest)	$150.2	$315.4
Interest expense	23.1	19.6
Imputed interest and contingent payment arrangements	4.0	11.7
Income taxes	73.7	(132.1)
Depreciation and other amortization	1.8	2.8
Intangible amortization and impairments	36.9	143.9

Adjusted EBITDA (controlling interest) (C)	$289.7	$361.3

	Year	Year
	Ended	Ended
	12/31/16	12/31/17

Net income (controlling interest)	$472.8	$689.5
Intangible amortization and impairments (G)	142.5	265.4
Intangible-related deferred taxes (G)	84.3	48.8
Other economic items (H)	4.0	14.8
Changes in U.S. tax law (I)	—	(194.1)

Economic net income (controlling interest) (D)	$703.6	$824.4

Average shares outstanding (adjusted diluted) (E)	54.8	56.4

Economic earnings per share (E)	$12.84	$14.60

Net income (controlling interest)	$472.8	$689.5
Interest expense	89.4	85.3
Imputed interest and contingent payment arrangements	3.9	15.5
Income taxes	229.2	50.4
Depreciation and other amortization	7.7	10.1
Intangible amortization and impairments	142.5	265.4

Adjusted EBITDA (controlling interest) (C)	$945.5	$1,116.2

AMG

Consolidated Statements of Income

(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2017	2016	2017

Revenue	$550.3	$604.1	$2,194.6	$2,305.0

Operating Expenses:
Compensation and related expenses	229.3	256.1	932.4	979.0
Selling, general and administrative	111.4	103.5	398.1	373.1
Intangible amortization and impairments	28.0	21.2	110.2	86.4
Depreciation and other amortization	4.6	5.4	19.5	20.3
Other operating expenses, net	3.2	8.5	29.1	40.5

Total operating expenses, net	376.5	394.7	1,489.3	1,499.3

	173.8	209.4	705.3	805.7
Income from equity method investments (G)	128.1	70.6	328.8	302.2

Operating income	301.9	280.0	1,034.1	1,107.9

Non-operating (income) and expenses:
Investment and other income	(7.1)	(15.3)	(33.8)	(60.0)
Interest expense	23.1	19.6	89.4	85.3
Imputed interest expense and contingent payment arrangements	4.0	11.7	3.9	15.5

	20.0	16.0	59.5	40.8

Income before income taxes	281.9	264.0	974.6	1,067.1

Income tax expense (benefit) (I)	76.0	(129.8)	235.6	58.4

Net income	205.9	393.8	739.0	1,008.7

Net income (non-controlling interests)	(55.7)	(78.4)	(266.2)	(319.2)

Net income (controlling interest)	$150.2	$315.4	$472.8	$689.5

Average shares outstanding (basic)	55.0	55.4	54.2	56.0
Average shares outstanding (diluted)	57.8	58.0	57.0	58.6

Earnings per share (basic)	$2.73	$5.69	$8.73	$12.30
Earnings per share (diluted)	$2.67	$5.50	$8.57	$12.03
Dividends per share	$—	$0.20	$—	$0.80

AMG

Consolidated Balance Sheets

(in millions)

	December 31, 2016	December 31, 2017

Assets
Cash and cash equivalents	$430.8	$439.5
Receivables	383.3	433.8
Investments in marketable securities	122.4	77.8
Other investments	147.5	165.0
Fixed assets, net	110.1	111.0
Goodwill	2,628.1	2,662.5
Acquired client relationships, net	1,497.4	1,449.7
Equity method investments in Affiliates	3,368.3	3,304.7
Other assets	61.2	58.1

Total assets	$8,749.1	$8,702.1

Liabilities and Equity
Payables and accrued liabilities	$729.3	$807.2
Senior bank debt	868.6	809.0
Senior notes	939.4	741.3
Convertible securities	301.6	304.4
Deferred income taxes	660.8	467.4
Other liabilities	149.4	182.4

Total liabilities	3,649.1	3,311.7

Redeemable non-controlling interests	673.5	811.9
Equity:
Common stock	0.6	0.6
Additional paid-in capital	1,073.5	808.6
Accumulated other comprehensive loss	(122.9)	(21.8)
Retained earnings	3,054.4	3,698.5

	4,005.6	4,485.9
Less: treasury stock, at cost	(386.0)	(663.7)

Total stockholders’ equity	3,619.6	3,822.2
Non-controlling interests	806.9	756.3

Total equity	4,426.5	4,578.5

Total liabilities and equity	$8,749.1	$8,702.1

AMG

Notes

(in millions)

(A)	Assets under management is presented on a current basis without regard to the timing of the inclusion of an Affiliate’s financial results in our Consolidated Financial Statements. Average assets under management provides a more meaningful relationship to our financial and operating results as it reflects both the particular billing patterns of Affiliate sponsored products and client accounts and corresponds with the timing of the inclusion of an Affiliate’s financial results in our Consolidated Financial Statements.

(B)	During the quarter, we renamed our operating measure formerly referred to as Aggregate revenue to Aggregate fees. There was no change in the calculation of this measure. Aggregate fees consists of the total asset- and performance-based fees earned by all of our Affiliates and is an operating measure used by management to evaluate the operating performance and material trends across our entire business. Aggregate fees is provided in addition to, but not as a substitute for, our GAAP performance measures.

(C)	Adjusted EBITDA (controlling interest) represents our performance before our share of interest expense, income taxes, depreciation, amortization, impairments and adjustments to our contingent payment obligations. We believe that many investors use this measure when assessing the financial performance of companies in the investment management industry. This non-GAAP performance measure is provided in addition to, but not as a substitute for, Net income (controlling interest) or other GAAP performance measures.

(D)	Under our Economic net income (controlling interest) definition, we add to Net income (controlling interest) our share of pre-tax intangible amortization and impairments (including the portion attributable to equity method investments in Affiliates), deferred taxes related to intangible assets, and other economic items which include non-cash imputed interest (principally related to the accounting for convertible securities and contingent payment arrangements) and certain Affiliate equity expenses. For the three months and year ended December 31, 2017, we have also excluded from Economic net income (controlling interest) a one-time net benefit from changes in U.S. tax law, as more fully described in Note I. We consider Economic net income (controlling interest) an important measure of our financial performance, as we believe it best represents our performance before our share of non-cash expenses relating to the acquisition of interests in Affiliates, and it is therefore employed as our principal performance measure. This non-GAAP performance measure is provided in addition to, but not as a substitute for, Net income (controlling interest) or other GAAP performance measures.

We add back intangible amortization and impairments attributable to acquired client relationships because these expenses do not correspond to the changes in the value of these assets, which do not diminish predictably over time. The portion of deferred taxes generally attributable to intangible assets (including goodwill) is added back because we believe it is unlikely these accruals will be used to settle material tax obligations. We add back non-cash imputed interest and reductions or increases in contingent payment arrangements because it better reflects our contractual interest obligations. We add back non-cash expenses relating to certain transfers of equity between Affiliate partners when these transfers have no dilutive effect to shareholders. We are excluding the one-time impact of the changes in U.S. tax law to ensure comparability with prior and future periods.

(E)	Economic earnings per share represents Economic net income (controlling interest) divided by the Average shares outstanding (adjusted diluted). In this calculation, the potential share issuance in connection with our convertible securities is measured using a “treasury stock” method. Under this method, only the net number of shares of common stock equal to the value of the convertible securities in excess of par, if any, are deemed to be outstanding. We believe the inclusion of net shares under a treasury stock method best reflects the benefit of the increase in available capital resources (which could be used to repurchase shares of common stock) that occurs when these securities are converted and we are relieved of our debt obligation. This method does not take into account any increase or decrease in our cost of capital in an assumed conversion. This non-GAAP performance measure is provided in addition to, but not as a substitute for, Earnings per share (diluted) or other GAAP performance measures.

(F)	Other primarily includes the assets under management attributable to Affiliate product transitions and transfers of our interests in Affiliates. In the second quarter of 2017, Forbes Family Trust was contributed to Wealth Partners Capital Group.

AMG

Notes (continued)

(in millions)

(G)	For the three months and year ended December 31, 2017, we recorded a $93.1 expense associated with the impairment of one of our Affiliates accounted for under the equity method, which reduced intangible-related deferred taxes by $35.7.

(H)	For the year ended December 31, 2016, Other economic items includes gains from adjustments to our contingent payment obligations of $2.8. For the three months and year ended December 31, 2017, Other economic items includes expenses from adjustments to our contingent payment obligations of $5.2 and $6.6, respectively. There were no contingent payment adjustments in the three months ended December 31, 2016. For the three months ended December 31, 2016 and 2017, Other economic items are net of income tax expense of $1.5 and $4.4, respectively. For the years ended December 31, 2016 and 2017, Other economic items are net of income tax expense of $1.5 and $5.8, respectively.

(I)	Our consolidated income tax provision includes taxes attributable to the controlling interest, and to a lesser extent, taxes attributable to non-controlling interests. On December 22, 2017, changes in U.S. tax law were enacted, which significantly revised U.S. corporate income tax by, among other things, lowering corporate income tax rates, implementing a territorial tax system and imposing a repatriation tax on deemed repatriated foreign earnings and profits. For the three months and year ended December 31, 2017, taxes attributable to the controlling interest includes a one-time net benefit of $194.1 from the changes in U.S. tax law, primarily from the re-measurement of our deferred tax liabilities associated with our intangible assets and convertible securities. The impact of the changes in U.S. tax law on taxes attributable to the controlling interest may be refined as further guidance, interpretations or information become available or from further evaluation of the impact of the changes in U.S. tax law.

The following table summarizes our consolidated tax provision:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2017	2016	2017
Taxes attributable to controlling interest	$73.7	$(132.1)	$229.2	$50.4
Taxes attributable to non-controlling interests	2.3	2.3	6.4	8.0

Total income taxes	$76.0	$(129.8)	$235.6	$58.4

Income before taxes (controlling interest)	$223.9	$183.3	$702.0	$739.9

Effective tax rate (controlling interest)	32.9%	-72.1%	32.6%	6.8%